Exhibit 99

MASCO CORPORATION REPORTS SECOND QUARTER 2025 RESULTS

Highlights
•Net sales decreased 2 percent to $2,051 million; in local currency and excluding divestitures, net sales were in line with prior year
•Operating profit margin increased 110 basis points to 20.1 percent; adjusted operating profit margin increased 100 basis points to 20.1 percent
•Earnings per share was $1.28; adjusted earnings per share grew 8 percent to $1.30
•Repurchased 1.6 million shares for $101 million
•Expect 2025 earnings per share in the range of $3.87 - $4.07 per share, and on an adjusted basis, $3.90 - $4.10 per share

LIVONIA, Mich. (July 31, 2025) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, reported its second quarter 2025 results.

2025 Second Quarter Results
•On a reported basis, compared to the second quarter 2024:
•Net sales decreased 2 percent to $2,051 million; in local currency and excluding divestitures, net sales were in line with prior year
◦Plumbing Products’ net sales increased 5 percent; in local currency net sales increased 4 percent
◦Decorative Architectural Products’ net sales decreased 12 percent; in local currency and excluding divestitures, net sales decreased 4 percent
◦In local currency, North American sales decreased 3 percent and International sales increased 1 percent
•Gross margin increased 10 basis points to 37.6 percent from 37.5 percent
•Operating profit increased 4 percent to $412 million from $397 million
•Operating margin increased 110 basis points to 20.1 percent from 19.0 percent
•Net income increased 9 percent to $1.28 per share, compared to $1.17 per share
•Compared to second quarter 2024, results for key financial measures, as adjusted for certain items (see Exhibit A) and with a normalized tax rate of 24.5 percent, were as follows:
•Gross margin increased 10 basis points to 37.7 percent from 37.6 percent
•Operating profit increased 4 percent to $413 million from $399 million
•Operating margin increased 100 basis points to 20.1 percent from 19.1 percent
•Net income increased 8 percent to $1.30 per share, compared to $1.20 per share
•Liquidity at the end of the second quarter was $1,344 million (including availability under our revolving credit facility)
“During the first half of this year, we demonstrated our ability to successfully navigate a dynamic geopolitical and macroeconomic environment through our focused execution,” said Masco President and CEO, Jon Nudi. “Our second quarter results were strong as we expanded adjusted operating profit margin by 100 basis points to 20.1 percent, and we grew adjusted earnings per share by 8 percent to $1.30. Additionally, our capital allocation strategy enabled us to return $167 million to shareholders through dividends and share repurchases.”
“For the second half of this year, we remain confident in the ability of our teams to continue to execute our strategic priorities to drive results, even while uncertainty surrounding near-term market conditions persists,” continued Nudi. “Therefore, we are restoring our financial guidance for 2025.”
“We believe sales across the global repair and remodel markets will be down low-single digits for the year. We expect our full year 2025 sales will be generally in line with the prior year when adjusted for divestitures and currency, as we expect to continue to outperform the market in 2025,” said Nudi. “We anticipate our full year adjusted earnings per share to be in the range of $3.90 to $4.10. With our industry leading brands, innovative product portfolio, and strong customer service, as well as our disciplined capital allocation, we believe Masco is well positioned to continue to deliver long-term shareholder value.”

Dividend Declaration
Masco’s Board of Directors declared a quarterly dividend of $0.31 per share, payable on August 25, 2025 to shareholders of record on August 8, 2025.
About Masco
Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and hansgrohe® faucets, bath and shower fixtures; Liberty® branded decorative and functional hardware; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.
The 2025 second quarter supplemental material, including a presentation in PDF format, is available on the Company’s website at www.masco.com.
Conference Call Details
A conference call regarding items contained in this release is scheduled for Thursday, July 31, 2025 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing 800-549-8228 or 289-819-1520. Please use the conference identification number 73279.
The conference call will be webcast simultaneously and in its entirety through the Company’s website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s website.
A replay of the call will be available on Masco’s website or by phone by dialing 888-660-6264 or 289-819-1325. Please use the playback passcode 73279#. The telephone replay will be available approximately two hours after the end of the call and continue through August 31, 2025.
Safe Harbor Statement
This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.
Our future performance may be affected by the levels of residential repair and remodel activity, and to a lesser extent, new home construction, our ability to maintain our strong brands, to develop innovative products and respond to changing consumer purchasing practices and preferences, our ability to maintain our public image and reputation, our ability to maintain our competitive position in our industries, our reliance on key customers, the cost and availability of materials, our dependence on suppliers and service providers, extreme weather events and changes in climate, risks associated with our international operations and global strategies, the impact on demand, pricing and product costs resulting from tariffs, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to successfully execute our acquisition strategy and integrate businesses that we have acquired and may in the future acquire, our ability to attract, develop and retain a talented and diverse workforce, risks associated with cybersecurity vulnerabilities, threats and attacks and risks associated with our reliance on information systems and technology. These and other factors are discussed in detail in Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.
Investor Contact
Robin Zondervan
Vice President, Investor Relations and FP&A
313.792.5500
MascoInvestorRelations@mascohq.com
# # #

MASCO CORPORATION
Condensed Consolidated Statements of Operations - Unaudited
For the Three and Six Months Ended June 30, 2025 and 2024
(in millions, except per common share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$2,051	$2,091	$3,852	$4,017
Cost of sales	1,278	1,306	2,435	2,547
Gross profit	772	785	1,416	1,470

Selling, general and administrative expenses	361	388	719	755
Operating profit	412	397	698	715

Other income (expense), net:
Interest expense	(26)	(26)	(52)	(50)
Other, net	(7)	(5)	(14)	(10)
	(33)	(31)	(66)	(61)
Income before income taxes	378	366	632	655

Income tax expense	95	94	150	154
Net income	283	272	482	501

Less: Net income attributable to noncontrolling interest	13	14	25	28
Net income attributable to Masco Corporation	$270	$258	$456	$473

Income per common share attributable to Masco Corporation (diluted):
Net income	$1.28	$1.17	$2.15	$2.14

Average diluted common shares outstanding	211	220	212	221

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three and Six Months Ended June 30, 2025 and 2024
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Gross Profit, Selling, General and Administrative Expenses, and Operating Profit Reconciliations

Net sales	$2,051	$2,091	$3,852	$4,017

Gross profit, as reported	$772	$785	$1,416	$1,470
Rationalization charges	1	1	3	5
Gross profit, as adjusted	$774	$786	$1,419	$1,475

Gross margin, as reported	37.6%	37.5%	36.8%	36.6%
Gross margin, as adjusted	37.7%	37.6%	36.8%	36.7%

Selling, general and administrative expenses, as reported	$361	$388	$719	$755
Rationalization charges	1	1	1	1
Selling, general and administrative expenses, as adjusted	$360	$387	$718	$754

Selling, general and administrative expenses as a percent of net sales, as reported	17.6%	18.6%	18.7%	18.8%
Selling, general and administrative expenses as a percent of net sales, as adjusted	17.6%	18.5%	18.6%	18.8%

Operating profit, as reported	$412	$397	$698	$715
Rationalization charges	2	2	4	6
Operating profit, as adjusted	$413	$399	$701	$721

Operating margin, as reported	20.1%	19.0%	18.1%	17.8%
Operating margin, as adjusted	20.1%	19.1%	18.2%	17.9%

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three and Six Months Ended June 30, 2025 and 2024
(in millions, except per common share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Income Per Common Share Reconciliations

Income before income taxes, as reported	$378	$366	$632	$655
Rationalization charges	2	2	4	6
Realized losses from private equity funds, net	—	—	5	—
Income before income taxes, as adjusted	380	368	640	660
Tax at 24.5% rate	(93)	(90)	(157)	(162)
Less: Net income attributable to noncontrolling interest	13	14	25	28
Net income, as adjusted	$274	$264	$458	$470

Net income per common share, as adjusted	$1.30	$1.20	$2.16	$2.13

Average diluted common shares outstanding	211	220	212	221

Outlook for the Year Ended December 31, 2025

	Year Ended December 31, 2025
	Low End	High End
Income Per Common Share Reconciliation

Net income per common share	$3.87	$4.07
Rationalization charges	0.01	0.01
Realized losses from private equity funds, net	0.02	0.02
Net income per common share, as adjusted	$3.90	$4.10

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Balance Sheets and Other Financial Data - Unaudited
June 30, 2025 and December 31, 2024
(dollars in millions)

	June 30, 2025	December 31, 2024
Balance Sheet
Assets
Current assets:
Cash and cash investments	$390	$634
Receivables	1,318	1,035
Inventories	1,097	938
Prepaid expenses and other	119	123
Total current assets	2,925	2,730

Property and equipment, net	1,174	1,116
Goodwill	621	597
Other intangible assets, net	219	220
Operating lease right-of-use assets	244	231
Other assets	106	123
Total assets	$5,288	$5,016

Liabilities
Current liabilities:
Accounts payable	$871	$789
Notes payable	48	3
Accrued liabilities	690	767
Total current liabilities	1,609	1,560

Long-term debt	2,945	2,945
Noncurrent operating lease liabilities	231	223
Other liabilities	352	342
Total liabilities	5,138	5,069

Equity	150	(53)
Total liabilities and equity	$5,288	$5,016

	As of June 30,
	2025	2024
Other Financial Data
Working capital days
Receivable days	55	54
Inventory days	87	82
Payable days	68	71
Working capital	$1,544	$1,447
Working capital as a % of sales (LTM)	20.1%	18.4%

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Statements of Cash Flows and Other Financial Data - Unaudited
For the Six Months Ended June 30, 2025 and 2024

(dollars in millions)

	Six Months Ended June 30,
	2025	2024
Cash Flows From (For) Operating Activities:
Cash provided by operating activities	$606	$648
Working capital changes	(459)	(395)
Net cash from operating activities	148	252

Cash Flows From (For) Financing Activities:
Purchase of Company common stock	(231)	(290)
Excise tax paid on the purchase of Company common stock	(6)	—
Cash dividends paid	(132)	(128)
Purchase of redeemable noncontrolling interest	—	(15)
Dividends paid to noncontrolling interest	(15)	(12)
Proceeds from revolving credit borrowings, net	46	—
Proceeds from the exercise of stock options	2	75
Employee withholding taxes paid on stock-based compensation	(8)	(33)
Decrease in debt, net	(1)	(1)
Net cash for financing activities	(344)	(404)

Cash Flows From (For) Investing Activities:
Capital expenditures	(68)	(74)
Acquisition of business	—	(4)
Other, net	(1)	(1)
Net cash for investing activities	(70)	(80)

Effect of exchange rate changes on cash and cash investments	22	(5)

Cash and Cash Investments:
Decrease for the period	(243)	(236)
At January 1	634	634
At June 30	$390	$398

	As of June 30,
	2025	2024
Liquidity
Cash and cash investments	$390	$398
Revolver availability	954	1,000
Total Liquidity	$1,344	$1,398

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Segment Data - Unaudited
For the Three and Six Months Ended June 30, 2025 and 2024
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change	2025	2024	Change
Plumbing Products
Net sales	$1,312	$1,253	5%	$2,497	$2,445	2%
Operating profit, as reported	$275	$247		$492	$472
Operating margin, as reported	21.0%	19.7%		19.7%	19.3%
Rationalization charges	2	2		4	5
Operating profit, as adjusted	276	249		496	477
Operating margin, as adjusted	21.0%	19.9%		19.9%	19.5%
Depreciation and amortization	27	27		52	53
EBITDA, as adjusted	$303	$276		$548	$530

Decorative Architectural Products
Net sales	$738	$838	(12)%	$1,355	$1,572	(14)%
Operating profit, as reported	$157	$174		$253	$299
Operating margin, as reported	21.3%	20.8%		18.7%	19.0%
Rationalization charges	—	—		—	1
Operating profit, as adjusted	157	174		253	299
Operating margin, as adjusted	21.3%	20.8%		18.7%	19.0%
Depreciation and amortization	7	9		15	19
EBITDA, as adjusted	$165	$184		$268	$318

Total
Net sales	$2,051	$2,091	(2)%	$3,852	$4,017	(4)%
Operating profit, as reported - segment	$432	$421		$745	$771
General corporate expense, net	(20)	(24)		(47)	(55)
Operating profit, as reported	412	397		698	715
Operating margin, as reported	20.1%	19.0%		18.1%	17.8%
Rationalization charges - segment	2	2		4	6
Operating profit, as adjusted	413	399		701	721
Operating margin, as adjusted	20.1%	19.1%		18.2%	17.9%
Depreciation and amortization - segment	34	36		67	72
Depreciation and amortization - other	2	2		4	4
EBITDA, as adjusted	$449	$437		$772	$797

Historical information is available on our website.
Amounts may not add due to rounding.